Exhibit 99.1

Development of an allogeneic CAR-T targeting MUC1-C (MUC1, cell surface associated, C-terminal) for epithelial derived tumors

David Y. Oh, Jason T. Henry, Joaquina Baranda, Ecaterina E. Dumbrava, Ezra Cohen, Jeff D Eskew, Rajesh Belani, Joanne McCaigue, Hamid Namini, Christopher E Martin, Ann Murphy, Eric Ostertag, Julia Coronella, Devon J. Shedlock, Ildefonso Ismael Rodriguez Rivera

Background: Most solid tumors are of epithelial origin and express Mucin 1 (MUC1), a heterodimer of MUC1-N and the oncogenic subunit MUC1-C. Many drugs targeting MUC1 in clinical trials have been primarily directed against MUC1-N. Since MUC1-C is present broadly in tumor due to loss of cell polarity, exposure via hypoglycosylation and MUC1-N shedding, it may represent a more tumor-selective target than MUC1-N. P-MUC1C-ALLO1 is an allogeneic CAR-T targeting MUC1-C and is manufactured using transposon-based integration (piggyBac® DNA Delivery System) and the Cas-CLOVER™ Gene Editing System to knockout the TCR and MHC class I proteins resulting in an enriched T stem cell memory product. Thus, P-MUC1C-ALLO1 addresses multiple common solid tumor indications.

Methods: MUC1-C epitope expression was investigated by IHC using the scFv binder for P-MUC1C-ALLO1 CAR in epithelial tumor and normal frozen tissue arrays. Pre-clinical efficacy of P-MUC1C-ALLO1 was tested in xenograft models for triple-negative breast (TNBC) and ovarian cancers. Clinical safety has been evaluated in three patients in a phase I trial (NCT05239143).

Results: MUC1-C epitope was positive in multiple tumor samples. While tumor expression was relatively nonpolarized, normal tissue expression was restricted to the apical surface. P-MUC1C-ALLO1 demonstrated robust infiltration and activity in TNBC and ovarian cancer xenografts, with >90% of tumor mass comprised of CAR-Ts at day 10, and 100% tumor elimination at 2 weeks. In the phase I trial, 4 pts (esophageal, colorectal, breast, and pancreatic carcinomas) have been infused either at 0.75x106 (pts 1-3) or 2x106 cells/kg (pt 4). No P-MUC1C-ALLO1 related toxicities were observed. Early efficacy was seen at the low dose with one partial response in pt 3 (HR+, Her2- Breast cancer).

Conclusions: MUC1-C epitope is highly expressed across common epithelial cancers and is apically restricted in normal tissues. Potent anti-tumor activity is seen in preclinical models. In early phase I experience, P-MUC1C-ALLO1 is safe and tolerable with an early signal of efficacy at a low starting dose. P-MUC1C-ALLO1 phase I trial enrollment is on-going.